Exhibit 99.1

Walker & Dunlop Caps Strong 2019 Performance with

Record Quarterly Transaction Volume of $9.8 Billion

FOURTH QUARTER 2019 HIGHLIGHTS

•	Record total transaction volume of $9.8 billion
•	Record total revenues of $217.2 million
•	Net income of $42.9 million and diluted earnings per share of $1.34
•	Adjusted EBITDA[1] of $64.1 million
•	Servicing portfolio of $93.2 billion at December 31, 2019
•	Increased quarterly dividend to $0.36 per share

FULL-YEAR 2019 HIGHLIGHTS

•	Record total transaction volume of $32.0 billion
•	Record total revenues of $817.2 million
•	Net income of $173.4 million and diluted earnings per share of $5.45
•	Adjusted EBITDA of $247.9 million

Bethesda, MD – February 5, 2020 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported fourth quarter 2019 total revenues of  $217.2 million, a quarterly record and an increase of 1% over the fourth quarter of 2018. Net income for the fourth quarter of 2019 was $42.9 million, or $1.34 per diluted share, down 6% and 5% from the fourth quarter of last year, respectively. Adjusted EBITDA of $64.1 million was up 7% over last year’s fourth quarter. Fourth quarter total transaction volume grew 5% from the prior-year quarter to $9.8 billion, a quarterly record, with debt financing volume down 6% and property sales volume up 96%. The Company’s Board of Directors voted to increase the quarterly dividend by 20% to $0.36 per share.

Willy Walker, Chairman and CEO commented, “During 2019 we generated record total transaction volume of $32 billion and delivered fantastic financial results while investing heavily in new banking and brokerage talent as well as innovative technology solutions that will set the foundation for future growth. We generated diluted earnings per share of $5.45, up 10% from 2018, and adjusted EBITDA of $248 million, up 13% from the previous year.”

Mr. Walker continued, “During the year, we successfully recruited 26 bankers and brokers to Walker & Dunlop, expanding our salesforce by 16%.  This growth allowed us to build upon our leadership position in the multifamily financing market, finishing the year as the #1 Fannie Mae DUS lender and the #3 Freddie Mac Optigo lender. As we look to 2020 and beyond, we will carry on recruiting the very best bankers and brokers in the industry to expand our client base and core revenues, while also continuing to invest in new businesses such as asset management and appraisals to expand our service offering and relevance to our clients.”

Fourth quarter 2019 Earnings Release

FOURTH QUARTER 2019 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q4 2019	Q4 2018	$ Variance	% Variance
Fannie Mae	$1,692,839	$2,598,306	$(905,467)	(35)%
Freddie Mac	1,526,321	2,110,741	(584,420)	(28)
Ginnie Mae - HUD	197,350	218,447	(21,097)	(10)
Brokered	3,884,101	2,771,613	1,112,488	40
Principal Lending and Investing[2]	532,434	644,464	(112,030)	(17)
Debt financing volume	$7,833,045	$8,343,571	$(510,526)	(6)%
Property sales volume	1,979,010	1,009,885	969,125	96
Total transaction volume	$9,812,055	$9,353,456	$458,599	5%

Discussion of Results:

•

We continue to see high demand for debt financing due to the strength of the U.S. commercial real estate market, strong macro conditions, and low interest rates. In addition, steady household formation and a lack of supply of single-family housing is driving persistent demand for multifamily rental properties. For the last two years, multifamily debt financing activity has represented at least 80% of our debt financing volumes.

•	In addition, a 16% year-over-year increase in the number of bankers and brokers on the platform has fueled growth in total transaction volume.
•

Fannie Mae and Freddie Mac origination volumes were lower than a typical fourth quarter but in line with our expectations heading into the quarter, as the GSEs pulled back on their lending at the beginning of the quarter, resulting in lower market wide GSE volumes.

•

The quarterly decline in HUD volume is not indicative of any broad market trends or weakening demand for HUD loans. We remain focused on increasing the number of bankers on our platform with HUD expertise, particularly in affordable and seniors housing.

•

Record brokered volume in the fourth quarter of 2019 reflects the growth in our team of bankers, continued market demand for all commercial real estate property types, and strong execution by our team.

•

The decrease in principal lending and investing volume, which includes interim loans, originations for JCR separate accounts, and joint venture equity investments, was primarily due to a year-over-year decrease in interim loans originated for our balance sheet. During the fourth quarter of 2018, we originated our largest interim loan ever, a $150.0 million short-term loan to a large institutional investor, with no similar activity in 2019.

•

Record property sales volume was the result of the investments we have made to expand the number of property sales brokers on the platform, coupled with strong fundamentals supporting the multifamily market and continued investor demand for multifamily assets.

Fourth quarter 2019 Earnings Release

The substantial increase in property sales volume was the result of the investments we have made to expand the number of property sales brokers on the platform, coupled with strong fundamentals supporting the multifamily market and continued investor appetite for multifamily assets.

MANAGED PORTFOLIO
(dollars in thousands)	Q4 2019	Q4 2018	$ Variance	% Variance
Fannie Mae	$40,049,095	$35,983,178	$4,065,917	11%
Freddie Mac	32,583,842	30,350,724	2,233,118	7
Ginnie Mae - HUD	9,972,989	9,944,222	28,767	-
Brokered	10,151,120	9,127,640	1,023,480	11
Principal Lending and Investing	468,123	283,498	184,625	65
Total servicing portfolio	$93,225,169	$85,689,262	$7,535,907	9%
Assets under management	1,958,078	1,422,735	535,343	38
Total Managed Portfolio	$95,183,247	$87,111,997	$8,071,250	9%
Weighted-average servicing fee rate (basis points)	23.2	24.3
Weighted-average remaining servicing portfolio term (years)	9.6	9.8

Discussion of Results:

•	Our servicing portfolio has experienced steady growth over the past year due to our significant debt financing volumes and relatively few maturities and prepayments.
•

During the fourth quarter of 2019, we added $1.5 billion of net loans to our servicing portfolio, and over the past 12 months, we added $7.5 billion of net loans to our servicing portfolio, 84% of which were Fannie Mae and Freddie Mac loans.

•	Only $4.1 billion of Agency loans in our servicing portfolio with a weighted-average servicing fee of 24.6 basis points are scheduled to mature over the next two years.
•

The decrease in the weighted-average servicing fee was primarily because the weighted-average servicing fee on our new Fannie Mae originations was less than the weighted-average servicing fee of Fannie Mae loans that have matured or prepaid over the past year. However, this impact was slightly offset by an increase in the servicing fee margin on Fannie Mae debt financing volume originated during the fourth quarter of 2019.

•	We added net mortgage servicing rights (“MSRs”) of $21.4 million during the quarter and $48.7 million over the past 12 months.
•	The MSRs associated with our servicing portfolio had a fair value of $910.5 million as of December 31, 2019, compared to $858.7 million as of December 31, 2018.
•

Assets under management (AUM) as of December 31, 2019 consisted of $1.2 billion of loans and funds managed by our registered investment adviser, JCR Capital Investment Corporation, and $0.7 billion of loans we manage for our interim lending joint venture and for an affiliate of Blackstone Mortgage Trust. The year-over-year increase in AUM is related to JCR Capital’s fundraising activity over the past 12 months and growth in the interim lending joint venture.

Fourth quarter 2019 Earnings Release

REVENUES
(dollars in thousands)	Q4 2019	Q4 2018	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$69,921	$71,078	$(1,157)	(2)%
Fair value of expected net cash flows from servicing, net	47,771	53,088	(5,317)	(10)
Servicing fees	55,126	52,092	3,034	6
Net warehouse interest income, LHFS	769	1,108	(339)	(31)
Net warehouse interest income, LHFI	5,326	4,794	532	11
Escrow earnings and other interest income	12,988	14,423	(1,435)	(10)
Property sales broker fees	11,065	5,467	5,598	102
Other revenues	14,224	12,883	1,341	10
Total revenues	$217,190	$214,933	$2,257	1%
Key revenue metrics (as a percentage of debt financing volume):
Origination related fees[3]	0.93%	0.91%
Gains attributable to MSRs[3]	0.65	0.68
Gains attributable to MSRs - Agency loans[4]	1.40	1.08

Discussion of Results:

•	The decrease in loan origination fees was primarily the result of the 6% decrease in overall debt financing volume.
•

In addition to the overall decrease in debt financing volume, a decrease in Fannie Mae loans originated as a percentage of overall debt financing volume led to the decrease in gains attributable to MSRs.

•	The increase in gains attributable to MSRs for Agency loans was due to the aforementioned increase in the servicing fee margin on Fannie Mae debt financing volume during the fourth quarter of 2019.
•

The $7.5 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by the decline in the servicing portfolio’s weighted-average servicing fee.

•	The decrease in net warehouse interest income from loans held for sale (“LHFS”) was due to a decrease in the average balance of LHFS outstanding.
•

The increase in net warehouse interest income from loans held for investment (“LHFI”) was due to a significantly larger average balance of loans outstanding, partially offset by a decrease in the spread.

•

Escrow earnings and other interest income decreased due to a year-over-year decrease in short-term interest rates, upon which our earnings rates are based, partially offset by an increase in the average escrow balance.

•	The increase in property sales broker fees was primarily the result of the large increase in property sales volume year over year.
•	The increase in other revenues was principally due to an increase in prepayment fees.

Fourth quarter 2019 Earnings Release

EXPENSES
(dollars in thousands)	Q4 2019	Q4 2018	$ Variance	% Variance
Personnel	$97,082	$90,828	$6,254	7%
Amortization and depreciation	39,552	36,271	3,281	9
Provision (benefit) for credit losses	4,409	(34)	4,443	(13,068)
Interest expense on corporate debt	3,292	3,179	113	4
Other operating expenses	14,881	19,359	(4,478)	(23)
Total expenses	$159,216	$149,603	$9,613	6%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	45%	42%
Other operating expenses	7	9

Discussion of Results:

•

The growth in personnel expenses was largely the result of a 15% increase in average headcount and associated salaries and benefits, as we continue to scale our business through strategic acquisitions and organic hiring, and an  increase in commissions expense driven by a significant increase in property sales volume.

•	Amortization and depreciation increased primarily due to the growth in the average balance of MSRs outstanding year over year.
•

During the fourth quarter of 2019, we experienced one default on a $28 million loan in our Fannie Mae at risk portfolio that resulted in a net provision expense of $4.4 million compared to a net benefit of $34 thousand last year. The credit quality in the remainder of our at risk servicing portfolio remains strong, as seen in the credit quality statistics shown in the Key Credit Metrics section below.

•

The decrease in other operating expenses was primarily due to a $2.1 million loss on extinguishment of debt related to unamortized debt issuance costs and debt discount and a contingent consideration expense of $1.9 million in 2018, for which there were no comparable expenses in 2019.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q4 2019	Q4 2018	$ Variance	% Variance
Walker & Dunlop net income	$42,916	$45,750	$(2,834)	(6)%
Adjusted EBITDA	64,076	59,639	4,437	7
Diluted EPS	$1.34	$1.41	$(0.07)	(5)%
Operating margin	27%	30%
Return on equity	17	20

Discussion of Results:

•

The decrease in net income was the result of an 11%  decrease in income from operations as the growth in total expenses outpaced the growth in total revenues,  partially offset by a decrease in the effective tax rate from 30% in 2018 to 26% in 2019. In the fourth quarter of 2018, we recognized a $2.8 million expense related to a 100% valuation allowance placed on deferred tax assets related to certain compensation agreements for our executives, with no comparable activity in 2019.

•

The increase in adjusted EBITDA was primarily driven by the increase in  servicing fees, property sales broker fees, and other revenues, partially offset by the decreases in loan origination fees and escrow and other interest income.

•	The decrease in return on equity was largely the result of the year-over-year decrease in net income and an increase in stockholders’ equity of $133.6 million over the past year.

Fourth quarter 2019 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q4 2019	Q4 2018	$ Variance	% Variance
At risk servicing portfolio[5]	$36,699,969	$32,533,838	$4,166,131	13%
Maximum exposure to at risk portfolio[6]	7,488,985	6,666,082	822,903	12
Defaulted loans	$48,481	$11,103	$37,378	337%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.13%	0.03%
Allowance for risk-sharing	0.03	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.15%	0.07%
Allowance for risk-sharing and guaranty obligation	0.88	0.77

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume during the past 12 months. There were two defaulted loans in our at risk servicing portfolio as of December 31, 2019 which defaulted and were provisioned for during the first and fourth quarters of 2019. All other loans in the at risk portfolio are current and performing as of December 31, 2019.

•

The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $476.1 million at December 31, 2019 compared to $433.5 million at December 31, 2018. There was one defaulted loan in our interim loan portfolio at December 31, 2019, which defaulted and was provisioned for during the first quarter of 2019. All other loans in the on-balance sheet interim loan portfolio are current and performing as of December 31, 2019. The interim loan joint venture holds $670.5 million of loans as of December 31, 2019, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of December 31, 2019.

FULL-YEAR 2019 OPERATING RESULTS

Total transaction volume for the year ended December 31, 2019 was $32.0 billion, a 14% increase from 2018.

Total revenues for the year ended December 31, 2019 were $817.2 million compared to $725.2 million last year, a 13% increase. The change in total revenues was largely driven by (i) a 10% increase in loan origination fees and a 5% increase in gains attributable to MSRs, both from a 5% increase in debt financing volume, (ii) a 7% increase in servicing fees related to growth in our servicing portfolio, (iii) a 32% increase in escrow earnings and other interest income resulting from an increase in the average balance of escrow accounts and a higher average escrow earnings rate during the first nine months of 2019, (iv) a 196% increase in net warehouse interest income from loans held for investment as a result of a corresponding increase in the average balance of loans held for investment, (v) 79% growth in property sales broker fees, due to a nearly doubling of property sales volume year over year, and (vi) a 14% increase in other revenues due to increases in asset management fees, income from our interim loan JV, and prepayment fees.

Total expenses for the year ended December 31, 2019 and 2018 were $586.9 million and $512.4 million, respectively. The 15% increase in total expenses was due to increases in all expense types. Personnel expense increased 16% year over year primarily due to increases in (i) salaries and benefits expenses resulting from a rise in average headcount due to the continued growth of our business, (ii) commissions expense resulting from growth in total transaction volume, and (iii) bonus expense resulting from improved company financial performance year over year and higher average headcount. Amortization and depreciation costs increased 7% due to an increase in the average balance of MSRs outstanding and an increase in write offs due to prepayments year over year. Provision for credit losses increased year over year as we experienced three defaults during 2019 on loans for which we have credit risk: two loans in our at risk servicing portfolio totaling $48.5 million and a $14.7 million loan in our interim lending portfolio. The credit quality in the remainder of our at risk servicing and interim loan portfolios remains strong, as seen in the credit quality statistics shown in the Key Credit Metrics section above. Interest expense on corporate debt increased 42% as the average balance of our long-term debt

Fourth quarter 2019 Earnings Release

increased following the refinance and upsize of the debt in the fourth quarter of 2018,  partially offset by a decrease in the spread and underlying base rate. Other operating expenses increased 7% largely due to increases in office costs due to the increase in average headcount year over year and other professional expenses related to recruiting new bankers and brokers, partially offset by the aforementioned decreases in loss on extinguishment and contingent consideration expense year over year as these expenses were unique to 2018.

Operating margin for the year ended December 31, 2019 decreased slightly from 29% in 2018 to 28%.

Net income for the year ended December 31, 2019 was $173.4 million compared to net income of $161.4 million in 2018, a 7% increase. The increase in net income was the result of an 8% increase in income from operations, as total revenues increased more than total expenses, partially offset by a slight increase in the effective tax rate from 24% during 2018 to 25% for 2019.

For the year ended December 31, 2019 and 2018, adjusted EBITDA was $247.9 million and $220.1 million, respectively. The 13% year-over-year increase was driven by growth in nearly all areas of revenues, partially offset by increases in personnel expense and other operating expenses.

For the year ended December 31, 2019 and 2018, return on equity was 18% and 19%, respectively. The decrease is due to a 15% year-over-year increase in stockholders’ equity, partially offset by the 7% increase in net income.

DIVIDENDS AND SHARE REPURCHASES

On February 4, 2020, our Board of Directors declared a quarterly dividend of $0.36 per share, a 20% increase from the quarterly dividends declared in 2019. The dividend will be paid March 9, 2020 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of February 21, 2020.

During the fourth quarter of 2019, we did not repurchase any shares. During the year ended December 31, 2019, we repurchased 135 thousand shares of our common stock at a weighted average price of $48.52 per share for a total cost of $6.6 million.  As of December 31, 2019, we  had $45.8 million of share repurchase capacity remaining under our 2019 share repurchase program.

On February 4, 2020, the Company’s Board of Directors authorized the repurchase of up to $50 million of the Company’s outstanding common stock over the coming one-year period.

Purchases made pursuant to the program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  Includes debt financing volumes from our interim loan platform, our interim loan joint venture, and JCR separate accounts.

3  Excludes the income and debt financing volume from Principal Lending and Investing.

4  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

5  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

Fourth quarter 2019 Earnings Release

6  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, February 5, 2020 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9173 from within the United States or (785) 424-1667 from outside the United States and are asked to reference the Conference ID: WDQ419. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The Company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 800+ professionals in 39 offices across the nation have an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Additionally, adjusted EBITDA further excludes other significant activities that are not part of our ongoing operations. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering.

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the

Fourth quarter 2019 Earnings Release

use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Fourth quarter 2019 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
(in thousands)
Assets
Cash and cash equivalents	$120,685	$65,641	$74,184	$109,862	$90,058
Restricted cash	8,677	9,138	15,454	17,561	20,821
Pledged securities, at fair value	121,767	120,302	119,289	117,566	116,331
Loans held for sale, at fair value	787,035	1,259,075	1,302,938	1,226,380	1,074,348
Loans held for investment, net	543,542	454,430	432,593	471,561	497,291
Mortgage servicing rights	718,799	697,350	688,027	677,946	670,146
Goodwill and other intangible assets	182,959	183,122	183,286	183,449	177,093
Derivative assets	15,568	25,554	22,420	27,605	35,536
Receivables, net	52,146	56,149	51,982	52,643	50,419
Other assets	119,222	110,240	104,044	84,320	50,014
Total assets	$2,670,400	$2,981,001	$2,994,217	$2,968,893	$2,782,057

Liabilities
Warehouse notes payable	$906,128	$1,263,036	$1,313,955	$1,335,461	$1,161,382
Note payable	293,964	294,255	294,840	295,425	296,010
Guaranty obligation, net	54,695	52,656	51,414	49,376	46,870
Allowance for risk-sharing obligations	11,471	7,256	7,964	6,682	4,622
Derivative liabilities	36	17,726	35,122	29,891	32,697
Performance deposits from borrowers	7,996	8,711	14,737	17,471	20,335
Other liabilities	353,825	335,119	311,950	306,515	312,949
Total liabilities	$1,628,115	$1,978,759	$2,029,982	$2,040,821	$1,874,865

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	300	300	300	300	295
Additional paid-in capital	237,877	231,297	227,621	223,742	235,152
Accumulated other comprehensive income (loss)	737	1,015	892	226	(75)
Retained earnings	796,775	763,195	730,562	698,894	666,752
Total stockholders’ equity	$1,035,689	$995,807	$959,375	$923,162	$902,124
Noncontrolling interests	6,596	6,435	4,860	4,910	5,068
Total equity	$1,042,285	$1,002,242	$964,235	$928,072	$907,192
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$2,670,400	$2,981,001	$2,994,217	$2,968,893	$2,782,057

Fourth quarter 2019 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands, except per share amounts)	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018	2019	2018
Revenues
Loan origination and debt brokerage fees, net	$69,921	$65,144	$65,610	$57,797	$71,078	$258,471	$234,681
Fair value of expected net cash flows from servicing, net	47,771	50,785	41,271	40,938	53,088	180,766	172,401
Servicing fees	55,126	54,219	53,006	52,199	52,092	214,550	200,230
Net warehouse interest income	6,095	6,172	6,411	7,021	5,902	25,699	14,031
Escrow earnings and other interest income	12,988	15,163	14,616	14,068	14,423	56,835	42,985
Other	25,289	20,784	19,411	15,414	18,350	80,898	60,918
Total revenues	$217,190	$212,267	$200,325	$187,437	$214,933	$817,219	$725,246

Expenses
Personnel	$97,082	$93,057	$84,398	$71,631	$90,828	$346,168	$297,303
Amortization and depreciation	39,552	37,636	37,381	37,903	36,271	152,472	142,134
Provision for credit losses	4,409	(772)	961	2,675	(34)	7,273	808
Interest expense on corporate debt	3,292	3,638	3,777	3,652	3,179	14,359	10,130
Other operating expenses	14,881	19,393	16,830	15,492	19,359	66,596	62,021
Total expenses	$159,216	$152,952	$143,347	$131,353	$149,603	$586,868	$512,396
Income from operations	$57,974	$59,315	$56,978	$56,084	$65,330	$230,351	$212,850
Income tax expense	15,019	15,246	14,832	12,024	19,885	57,121	51,908
Net income before noncontrolling interests	$42,955	$44,069	$42,146	$44,060	$45,445	$173,230	$160,942
Less: net income (loss) from noncontrolling interests	39	26	(50)	(158)	(305)	(143)	(497)
Walker & Dunlop net income	$42,916	$44,043	$42,196	$44,218	$45,750	$173,373	$161,439
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	(278)	123	666	301	(4)	812	(168)
Walker & Dunlop comprehensive income	$42,638	$44,166	$42,862	$44,519	$45,746	$174,185	$161,271

Basic earnings per share	$1.38	$1.42	$1.36	$1.44	$1.47	$5.61	$5.15
Diluted earnings per share	1.34	1.39	1.33	1.39	1.41	5.45	4.96
Cash dividends declared per common share	0.30	0.30	0.30	0.30	0.25	1.20	1.00

Basic weighted average shares outstanding	29,996	29,987	29,985	29,680	30,109	29,913	30,202
Diluted weighted average shares outstanding	30,976	30,782	30,744	30,684	31,265	30,815	31,384

Fourth quarter 2019 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Years ended
						December 31,
(dollars in thousands, except per share data)	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018	2019	2018
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$1,692,839	$2,012,291	$2,357,560	$1,982,810	$2,598,306	$8,045,499	$7,805,517
Freddie Mac	1,526,321	1,747,316	1,532,939	1,573,634	2,110,741	6,380,210	6,972,299
Ginnie Mae - HUD	197,350	281,249	191,502	178,258	218,447	848,359	999,001
Brokered (1)	3,884,101	3,100,717	1,945,006	1,434,129	2,771,613	10,363,953	8,398,127
Principal Lending and Investing (2)	532,434	149,800	177,844	75,862	644,464	935,941	1,159,283
Total Debt Financing Volume	$7,833,045	$7,291,373	$6,204,851	$5,244,693	$8,343,571	$26,573,962	$25,334,227
Property Sales Volume	1,979,010	1,615,963	1,101,518	696,611	1,009,885	5,393,102	2,713,305
Total Transaction Volume	$9,812,055	$8,907,336	$7,306,369	$5,941,304	$9,353,456	$31,967,064	$28,047,532

Key Performance Metrics:
Operating margin	27%	28%	28%	30%	30%	28%	29%
Return on equity	17	18	18	20	20	18	19
Walker & Dunlop net income	$42,916	$44,043	$42,196	$44,218	$45,750	$173,373	$161,439
Adjusted EBITDA (3)	64,076	54,539	62,609	66,684	59,639	247,907	220,081
Diluted EPS	1.34	1.39	1.33	1.39	1.41	5.45	4.96

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	45%	44%	42%	38%	42%	42%	41%
Other operating expenses	7	9	8	8	9	8	9
Key Revenue Metrics (as a percentage of debt financing volume):
Origination related fees (4)	0.93%	0.91%	1.08%	1.11%	0.91%	1.00%	0.96%
Gains attributable to MSRs (4)	0.65	0.71	0.68	0.79	0.68	0.71	0.71
Gains attributable to MSRs - Agency (5)	1.40	1.26	1.01	1.10	1.08	1.18	1.09

Other Data:
Market capitalization at period end	$1,995,236	$1,772,272	$1,636,483	$1,564,461	$1,310,151
Closing share price at period end	$64.68	$55.93	$53.21	$50.91	$43.25
Average headcount	815	775	735	732	709

Components of Servicing Portfolio:
Fannie Mae	$40,049,095	$39,429,007	$38,236,807	$36,835,756	$35,983,178
Freddie Mac	32,583,842	32,395,360	31,811,145	31,367,939	30,350,724
Ginnie Mae - HUD	9,972,989	9,998,018	10,066,874	9,986,488	9,944,222
Brokered (6)	10,151,120	9,628,896	9,535,470	9,227,409	9,127,640
Principal Lending and Investing (7)	468,123	303,218	246,729	274,090	283,498
Total Servicing Portfolio	$93,225,169	$91,754,499	$89,897,025	$87,691,682	$85,689,262
Assets under management (8)	1,958,078	1,620,603	1,595,446	1,427,334	1,422,735
Total Managed Portfolio	$95,183,247	$93,375,102	$91,492,471	$89,119,016	$87,111,997

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	23.2	23.3	23.4	24.0	24.3
Weighted-average remaining term (years)	9.6	9.6	9.8	9.8	9.8

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and JCR separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(6)	Brokered loans serviced primarily for life insurance companies.
(7)	Consists of interim loans not managed for our interim loan joint venture.
(8)	Interim loans serviced for our interim loan joint venture and JCR assets under management.

Fourth quarter 2019 Earnings Release

KEY CREDIT METRICS

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2019	2019	2019	2019	2018
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$33,063,130	$32,291,310	$30,996,641	$29,810,556	$28,807,241
Fannie Mae Modified Risk	6,939,349	7,067,397	7,180,234	6,958,339	7,112,702
Freddie Mac Modified Risk	52,817	52,828	52,938	52,948	52,959
Total risk-sharing servicing portfolio	$40,055,296	$39,411,535	$38,229,813	$36,821,843	$35,972,902

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$46,616	$70,300	$59,932	$66,861	$63,235
Freddie Mac No Risk	32,531,025	32,342,532	31,758,207	31,314,991	30,297,765
GNMA - HUD No Risk	9,972,989	9,998,018	10,066,874	9,986,488	9,944,222
Brokered	10,151,120	9,628,896	9,535,470	9,227,409	9,127,640
Total non-risk-sharing servicing portfolio	$52,701,750	$52,039,746	$51,420,483	$50,595,749	$49,432,862
Total loans serviced for others	$92,757,046	$91,451,281	$89,650,296	$87,417,592	$85,405,764
Interim loans (full risk) servicing portfolio	468,123	303,218	246,729	274,090	283,498
Total servicing portfolio unpaid principal balance	$93,225,169	$91,754,499	$89,897,025	$87,691,682	$85,689,262

Interim Loan Joint Venture Managed Loans (1)	$741,000	$607,769	$574,430	$413,421	$404,670

At risk servicing portfolio (2)	$36,699,969	$36,005,403	$34,795,771	$33,438,052	$32,533,838
Maximum exposure to at risk portfolio (3)	7,488,985	7,360,037	7,118,314	6,985,874	6,666,082
Defaulted loans	48,481	20,981	20,981	20,981	11,103
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	48,481	20,981	20,981	20,981	11,103

Defaulted loans as a percentage of the at risk portfolio	0.13%	0.06%	0.06%	0.06%	0.03%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.03	0.02	0.02	0.02	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk loan balances	23.66	34.58	37.96	31.85	41.63
Allowance for risk-sharing as a percentage of maximum exposure	0.15	0.10	0.11	0.10	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.88	0.81	0.83	0.80	0.77

(1)

Consists of $70.5 million as of December 31, 2019 and $70.1 million for the remaining periods of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Fourth quarter 2019 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands)	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018	2019	2018
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$42,916	$44,043	$42,196	$44,218	$45,750	$173,373	$161,439
Income tax expense	15,019	15,246	14,832	12,024	19,885	57,121	51,908
Interest expense on corporate debt	3,292	3,638	3,777	3,652	3,179	14,359	10,130
Amortization and depreciation	39,552	37,636	37,381	37,903	36,271	152,472	142,134
Provision (benefit) for credit losses	4,409	(772)	961	2,675	(34)	7,273	808
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	6,659	5,533	4,733	7,150	5,572	24,075	23,959
Gains attributable to mortgage servicing rights (1)	(47,771)	(50,785)	(41,271)	(40,938)	(53,088)	(180,766)	(172,401)
Unamortized issuance costs from early debt extinguishment	—	—	—	—	2,104	—	2,104
Adjusted EBITDA	$64,076	$54,539	$62,609	$66,684	$59,639	$247,907	$220,081

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.